Exhibit 99.1

	Contacts:	Select Water Solutions, Inc.
Garrett Williams – VP, Corporate Finance & Investor Relations
FOR IMMEDIATE RELEASE		(713) 296-1010
IR@selectwater.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
(713) 529-6600
WTTR@dennardlascar.com

Select Water Solutions Announces Second Quarter 2025 Financial and Operational Results and Other Strategic Updates

Generated $82.6 million of Operating Cash Flow and $10.8 million of Free Cash Flow during the second quarter of 2025

Increased net income by 22.1% and improved adjusted EBITDA by 13.4% sequentially during the second quarter of 2025 relative to the first quarter of 2025

Increased Water Infrastructure Revenue and Gross Profit by 12% and 17%, respectively, in the second quarter of 2025 relative to the first quarter of 2025

Announced asset swap transaction with OMNI Environmental Solutions (“OMNI”), whereby Select is acquiring infrastructure assets in the Bakken and divesting certain trucking operations within Water Services and other cash and stock consideration

Announced the evaluation of strategic alternatives for Peak Rentals (“Peak”) the power solutions, equipment rentals, and wellsite infrastructure business inside the Water Services segment

Announced multiple new long-term contracted Water Infrastructure projects in the Permian backed by nearly 60,000 newly dedicated leasehold acres and 385,000 acres under right-of-first refusal

Gainesville, TX – August 5, 2025 – Select Water Solutions, Inc. (NYSE: WTTR) (“Select” the “Company”, “we” or “us”), a leading provider of sustainable water and chemical solutions, today announced its financial and operating results for the quarter ended June 30, 2025, as well as other strategic updates.

John Schmitz, Chairman of the Board, President and CEO, stated, “During the second quarter of 2025, Select improved its profitability and cash flow while continuing to advance its strategic objectives to grow Water Infrastructure scale and margin. In the second quarter of 2025, we increased net income by 22% and adjusted EBITDA by 13% when compared to the first quarter of 2025 and improved consolidated margins despite modestly reduced consolidated revenue levels.

"In our Water Infrastructure segment, we increased both our recycling and disposal volumes during the second quarter of 2025, resulting in sequential increases in revenue and gross profit of approximately 12% and 17%, respectively. Gross margins before D&A for the Water Infrastructure segment increased to 55% during the quarter, which is a testament to the team’s ability to add accretive volumetric throughput across our large-scale water networks.

“We continue to add to our growing backlog with multiple new key contracts that bolster our industry-leading recycling footprint while adding complementary disposal capacity in the Permian Basin. Importantly, we have also executed on, or are now underway with, multiple strategic opportunities to rationalize our Water Services segment in support of our rapidly growing Water Infrastructure platform. Combined, we expect that these opportunities will drive additional growth in our Water Infrastructure segment and further accelerate the weighting of our cash flows towards more contracted and production-oriented offerings.

“During July 2025, we closed on a unique transaction with OMNI Environmental Solutions. As part of this transaction, we added to our Water Infrastructure segment and expanded our market-leading solids management footprint in the Bakken region, acquiring an additional landfill, a processing and treatment plant, disposal facilities and oil reclamation assets in the region. In exchange, OMNI acquired trucking and rental operations from Select in the Northeast, MidCon and Bakken regions. While we anticipate that this transaction will meaningfully reduce our Water Services revenues in the short-term, we expect it will improve our consolidated margins over time and significantly reduce our operational risk profile and complexity in multiple basins. We intend to upgrade and expand the acquired landfill and treatment assets during the second half of 2025, adding high-margin growth potential to our Water Infrastructure segment starting in 2026. Importantly, this transaction also allowed us to preserve the jobs of approximately 7% of our consolidated workforce, who have transitioned to OMNI with the divested trucking operations from our Water Services segment.

“While the OMNI transaction is a strong step towards rationalizing the Water Services portfolio, we see additional opportunity to unlock value from our strategic assets within our Water Services segment. Accordingly, we are now formally evaluating a range of capital structure options for Peak Rentals, our equipment rental business, to accelerate growth, improve access to capital, and advance the continued optimization of the Water Services portfolio. Peak operates a scaled, integrated platform offering wellsite equipment, well pressure and flow control systems, and notably, an emerging distributed power generation business line.  Peak has long been a leader in deploying traditional distributed power solutions into the energy markets and, more recently, Peak has capitalized on rapidly growing demand for its natural gas generators and proprietary battery power systems, alongside its existing diesel generator fleet. With the increasing off-grid power development and production trends, there is a growing need for distributed power solutions both within and beyond the traditional oilfield and we believe Peak is well positioned as a vertically integrated business to grow and support these vectors. To support this momentum and ensure the business has access to dedicated growth capital, Select has partnered with Scott McNeill, a proven executive in the energy and power sectors. Scott joins us as CEO of Peak and is leading the strategic development and transaction planning for the business. Scott has been instrumental in the formation, leadership and monetization of multiple successful energy companies and brings deep experience in both operations and capital formation.

“While the ultimate outcome is still to be determined, we expect to preserve continued economic exposure to Peak’s future growth and value creation in the distributed power space while maintaining long-term strategic alignment to support our core Water Infrastructure growth strategy. The Company does not intend to provide further updates unless and until a specific transaction is approved. Ultimately, each of the OMNI and Peak initiatives are aimed at focusing Select’s near-term priorities and capital towards its core strategy of building and delivering ratable, repeatable Water Infrastructure growth, and specifically the continued buildout of our large-scale Northern Delaware Basin infrastructure network in New Mexico.

“Looking at our latest infrastructure contract awards in New Mexico more specifically, the largest of the new agreements is a 12-year contract, encompassing water recycling, storage, disposal and pipeline gathering and distribution in the Northern Delaware Basin in Eddy County, New Mexico that will connect into our ongoing Eddy County network expansion that we announced last quarter. This new agreement adds approximately 42,000 dedicated acres and 235,000 right-of-first-refusal acres and meaningfully extends our Eddy County infrastructure further southward, traversing valuable and prolific acreage. As part of this agreement, the customer has also agreed to convey ownership of their existing disposal infrastructure in the dedicated area to Select. Separately, in the quarter, we executed an additional agreement with a key existing customer to assume operatorship of their existing recycling infrastructure in Lea County, New Mexico. Select will connect the assumed facilities into Select’s expansive Northern Delaware Network while also adding an additional approximate 17,000 acre dedication and 150,000 acres under right-of-first-refusal for future expansion opportunities in both Lea and Eddy Counties, New Mexico. I believe it is a strong endorsement of Select’s operating capabilities, reliability and unique customer value proposition that each of these customers is, in effect, willing to convey direct ownership and operatorship of certain of their existing assets to Select to operate, not only in support of their own operations, but for broader commercialization as well. Once online, these additional assets and dedications are anticipated to provide further growth potential for Select in 2026. Pro forma for the build out of the latest project awards, we expect to have approximately 1.8 million bpd of recycling capacity supporting over one million acres under dedication or right-of-first-refusal in New Mexico alone.

“We maintain high confidence around the contracted Water Infrastructure growth opportunities underway, and believe the segment is positioned to see strong 20% year-over-year growth in 2026. Looking more near-term, we anticipate Water Infrastructure revenue to be flat-to-modestly down in the third quarter as under construction assets are interconnected and commissioned and we see some modest variability in interruptible activity. However, with new assets coming online, a strong water inventory backlog and visible customer demand, we expect to see 10% growth for the Water Infrastructure segment in the fourth quarter of 2025, setting the stage for further growth in 2026. Looking at our consolidated business, we have begun to experience the impacts of reduced activity levels in the latter parts of the second quarter, particularly in our Water Services segment, and these lower activity levels are expected to persist throughout the remaining balance of the year. On a consolidated basis, we anticipate the relatively steady third quarter performance in our Water Infrastructure business to be offset by sequential declines elsewhere, primarily from our Water Services segment, driven by the impacts of both the OMNI divestments and reduced macro activity levels. As a result, we expect our consolidated Adjusted EBITDA in the third quarter to decline sequentially to an estimated $55 – $60 million, with a tick-up in consolidated gross profit and Adjusted EBITDA expected in the fourth quarter driven by strong sequential growth in Water Infrastructure.

“We maintain our 2025 net capital expenditures guidance of $225 million to $250 million, with a bias to the higher-end resulting from the latest announced awards, better positioning us for 2026 and beyond. While near-term cash flow is expected to be modestly impacted by reduced activity levels, we are well positioned to fund our Water Infrastructure growth projects while maintaining a healthy balance sheet in this challenging market.

“In summary, I am pleased with our financial performance in the second quarter of 2025 and the ongoing execution of our strategy. While we expect activity softness to persist throughout the U.S. Lower 48 in the second half of 2025, we anticipate continued resiliency and growth from our Water Infrastructure segment during the second half of 2025 and well into 2026, underwritten by a growing backlog of contracted projects. Strategically, we intend to continue to core-up the business around our integrated full-life cycle water thesis and more resilient earnings streams. As we evaluate strategic alternatives for our Peak business, we are excited for the prospective opportunity to support Peak’s delivery of leading-edge power solutions and energy infrastructure, while also providing potential funding for further Water Infrastructure growth for Select. I am as excited as ever in our strategic direction and, as Select continues to evolve, I appreciate the continued dedication of our employees and ongoing trust and support of our long-term shareholders.” concluded Schmitz.

Second Quarter 2025 Consolidated Financial Information

Revenue for the second quarter of 2025 was $364.2 million as compared to $374.4 million in the first quarter of 2025 and $365.1 million in the second quarter of 2024. Net income for the second quarter of 2025 was $11.7 million as compared to a net income of $9.6 million in the first quarter of 2025 and net income of $14.9 million in the second quarter of 2024.

For the second quarter of 2025, gross profit was $57.8 million, as compared to $55.8 million in the first quarter of 2025 and $60.2 million in the second quarter of 2024. Total gross margin was 15.9% in the second quarter of 2025 as compared to 14.9% in the first quarter of 2025 and 16.5% in the second quarter of 2024. Gross profit before depreciation, amortization and accretion (“D&A”) was $98.8 million for the second quarter of 2025 as compared to $94.4 million for the first quarter of 2025 and $97.6 million for the second quarter of 2024. Gross margin before D&A for the second quarter of 2025 was 27.1% as compared to 25.2% for the first quarter of 2025 and 26.7% for the second quarter of 2024.

SG&A during the second quarter of 2025 was $38.9 million as compared to $37.4 million during the first quarter of 2025 and $39.0 million during the second quarter of 2024. SG&A during the second and first quarters of 2025 was impacted by non-recurring transaction costs of $1.7 million and $1.2 million, respectively, while SG&A during the second quarter of 2024 was impacted by non-recurring transaction and rebranding costs of $2.9 million.

Adjusted EBITDA was $72.6 million in the second quarter of 2025 as compared to $64.0 million in the first quarter of 2025 and $69.6 million in the second quarter of 2024. Adjusted EBITDA during the second quarter of 2025 was adjusted for $2.0 million of non-recurring transaction costs, $1.5 million of impairments and abandonments and $1.1 million in other adjustments. Non-cash compensation expense accounted for an additional $3.2 million adjustment during the second quarter of 2025. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income.

Business Segment Information

The Water Infrastructure segment generated revenues of $80.9 million in the second quarter of 2025 as compared to $72.4 million in the first quarter of 2025 and $68.6 million in the second quarter of 2024. Gross margin before D&A for Water Infrastructure was 55.2% in the second quarter of 2025 as compared to 53.7% in the first quarter of 2025 and 51.0% in the second quarter of 2024. Water Infrastructure revenues increased 11.7% sequentially relative to the first quarter of 2025, ahead of Company guidance, driven by increases in both our recycled and disposal volumes. Looking ahead, the Company anticipates Water Infrastructure revenue to be flat-to-down low single-digit percentages sequentially during the third quarter of 2025 with gross margins before D&A remaining consistently above 50%. Looking ahead, the Company expects 10% sequential quarterly growth in the Water Infrastructure segment financial performance during the fourth quarter of 2025 and 20% year-over-year growth in 2026.

The Water Services segment generated revenues of $215.7 million in the second quarter of 2025 as compared to $225.6 million in the first quarter of 2025 and $230.0 million in the second quarter of 2024.  Gross margin before D&A for Water Services was 19.6% in the second quarter of 2025 as compared to 19.5% in the first quarter of 2025 and 22.5% in the second quarter of 2024. Driven by declining activity levels and a reduction in traditional freshwater sourcing sales, Water Services segment revenues decreased 4.4% sequentially, though less than expected. For the third quarter of 2025, the Company expects segment revenues to decrease by approximately 25%, driven by the material impact of the divested trucking operations from the OMNI transaction and decreased activity levels across the U.S. Lower 48. The Company expects gross margins before D&A to remain steady in the 19% - 20% range during the third quarter of 2025.

The Chemical Technologies segment generated revenues of $67.7 million in the second quarter of 2025 as compared to $76.3 million in the first quarter of 2025 and $66.6 million in the second quarter of 2024.  Gross margin before D&A for Chemical Technologies was 17.5% in the second quarter of 2025 as compared to 15.2% in the first quarter of 2025 and 16.4% in the second quarter of 2024. While revenues sequentially decreased more than expected, stronger than anticipated margin performance led to overall net sequential gains in gross profit before D&A during the second quarter as continued success in new product development has driven higher margin product volumes. For the third quarter of 2025, the Company anticipates revenue to decrease low-to-mid single-digit percentages and gross margin before D&A to remain relatively steady in the 15% – 17% range, as declining industry activity levels impact the business.

Cash Flow and Capital Expenditures

Cash flow provided by operations for the second quarter of 2025 was $82.6 million as compared to cash flow used in operations of $5.1 million in the first quarter of 2025 and cash flow provided by operations of $83.1 million in the second quarter of 2024. Cash flow provided by operations during the second quarter of 2025 benefited from a $23.3 million decrease in net working capital, including a $28.3 million inflow from reduced accounts receivable balances.

Net capital expenditures for the second quarter of 2025 were $71.7 million, comprised of $79.4 million of capital expenditures partially offset by $7.7 million of cash proceeds from asset sales. Free cash flow in the second quarter of 2025 and the first quarter of 2025 was $10.8 million and ($51.5) million, respectively.

Cash flow used in investing activities in the second quarter of 2025 also included $3.2 million of asset acquisitions to support ongoing water infrastructure and wastewater treatment development projects.

Cash flows from financing activities during the second quarter of 2025 included $15.7 million of net inflows, primarily reflecting $25.0 million of borrowings from the sustainability-linked credit facility, partially offset by $8.3 million of quarterly dividends and distributions paid.

Balance Sheet and Capital Structure

Total cash and cash equivalents were $51.2 million as of June 30, 2025, as compared to $27.9 million as of March 31, 2025, and $20.0 million as of December 31, 2024. The Company had $250.0 million of borrowings outstanding under the term loan component of its sustainability-linked credit facility as of June 30, 2025 and March 31, 2025, with an additional $25.0 million of revolver borrowings outstanding as of June 30, 2025. There were no revolver borrowings outstanding as of March 31, 2025.

As of June 30, 2025, the borrowing base under the Company’s sustainability-linked credit facility was $270.3 million, compared to $252.2 million as of March 31, 2025. Available borrowing capacity under the current sustainability-linked credit facility was approximately $228.1 million as of June 30, 2025 and 232.3 million as of March 31, 2025, after giving effect to outstanding borrowings and letters of credit totaling $42.2 million and $19.9 million, respectively.

Total liquidity was $279.3 million as of June 30, 2025, as compared to $260.2 as of March 31, 2025 and $134.8 million as of December 31, 2024. The Company had 101,527,407 weighted average shares of Class A common stock and 16,221,101 weighted average shares of Class B common stock outstanding during the second quarter of 2025.

Asset Swap Transaction with OMNI Environmental Solutions & Trucking Divestments

During July 2025, Select closed on an asset swap transaction with OMNI to concurrently acquire certain assets from OMNI to grow our Water Infrastructure portfolio and divest certain assets from Select’s Water Services segment.

As part of the transaction, Select has expanded its market-leading solids management footprint in the Bakken region, acquiring a special waste landfill, a processing and treatment plant, disposal facilities and oil reclamation assets in Williams County, North Dakota. These assets complement Select’s three active landfills and 20 active saltwater disposal wells in the Bakken region, and further expand the Company’s service capabilities in the region into solids-liquids separation and enhanced oil reclamation and recovery. We intend to upgrade and expand the acquired landfill and treatment facility assets during the second half of 2025, adding incremental high-margin growth potential to our Water Infrastructure segment during 2026.

In exchange, OMNI received certain trucking and equipment rental operations in the Northeast, MidCon and Bakken regions, along with $7.5 million of cash consideration, $10.2 million of cash to compensate for retained net working capital and 862,069 Select Class A shares. As part of the transaction, Select and OMNI anticipate entering into regional trucking coordination agreements to provide ongoing logistical services to support Select’s retained disposal infrastructure in each region.

Furthermore, and separate from the OMNI transaction, Select has exited the remainder of its trucking operations in the MidCon and Haynesville regions for additional cash consideration, thereby significantly reducing its remaining trucking footprint to the Permian, Eagle Ford and Rockies regions.

For the combined full-year 2024 and six-month year-to-date period ended June 30, 2025, the divested trucking operations represented approximately 37% and 20% of the trucking business unit’s revenues and gross profit before D&A, respectively, and 10% and 5% of the Water Services segment revenues and gross profit, respectively.

Water Infrastructure Business Development Updates

Since the start of the second quarter of 2025, Select has executed multiple new long-term contracts for additional full lifecycle produced water gathering, recycling, disposal and distribution infrastructure projects in the Permian Basin. The combined capital expenditures associated with these new projects is expected to be approximately $40 million, with each project anticipated to be online in the first half of 2026.

Northern Delaware Basin – Eddy County Network Expansion

In the second quarter of 2025, Select signed a 12-year agreement for the construction and expansion of gathering, recycling, disposal and distribution infrastructure for a private operator in the Northern Delaware Basin, integrating into Select’s Eddy County, New Mexico system that commenced construction last quarter. To support the agreement, Select plans to construct two new recycling facilities, adding up to 240,000 barrels per day of throughput capacity and up to four million barrels of storage capacity. The new facilities are expected to be connected and networked via 21 miles of dual-lined large diameter gathering and treated produced water pipelines. Additionally, as part of the agreement, the customer has agreed to fully convey ownership and operatorship of certain of its existing disposal facilities in the dedicated area to Select, which will be integrated into the network as well. This agreement is supported by an approximately 42,000 acre dedication for the gathering, recycling and disposal of produced water and the delivery of treated produced water, while also adding an additional 235,000 acres under right-of-first-refusal agreement for future development. We expect construction to be completed during the first half of 2026.

Northern Delaware Basin Infrastructure Expansion and Right-of-First Refusal Execution

In the second quarter of 2025, Select signed an 8-year contract to support the operational expansion for a large existing customer in the Northern Delaware basin. As part of the agreement, Select will assume operatorship of the customer’s existing recycling infrastructure in the region and construct three miles of dual-lined large diameter pipeline to tie the facilities into Select’s existing Lea County network. In conjunction with the new agreement, Select and the customer extended the contract term of another existing Lea and Eddy County recycling agreement and dedication by five additional years to match the 8-year term in the new agreement. These agreements are supported by approximately 17,000 additional dedicated acres, more than doubling the existing acreage dedication, while also adding an additional approximate 150,000 acres under right-of-first refusal for future development opportunities. The full project is expected to be operational by the first quarter of 2026.

Second Quarter Earnings Conference Call

In conjunction with today’s release, Select has scheduled a conference call on Wednesday, August 6, 2025, at 11:00 a.m. Eastern time / 10:00 a.m. Central time.  Please dial 201-389-0872 and ask for the Select Water Solutions call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address https://investors.selectwater.com/events-presentations/current.  A telephonic replay of the conference call will be available through August 20, 2025, and may be accessed by calling 201-612-7415 using passcode 13752539#.  A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Water Solutions, Inc.

Select is a leading provider of sustainable water and chemical solutions to the energy industry. These solutions are supported by the Company’s critical water infrastructure assets, chemical manufacturing and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the Company’s continued success.  For more information, please visit Select’s website, https://www.selectwater.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “could,” “believe,” “anticipate,” “expect,” “intend,” “project,” “will,” “estimates,” “preliminary,” “forecast” and other similar expressions. Examples of forward-looking statements include, but are not limited to, the expectations of plans, business strategies, objectives and growth, projected financial results and future financial and operational performance, expected capital expenditures, our share repurchase program and future dividends. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include the risks that the benefits contemplated from our recent acquisitions may not be realized, the ability of Select to successfully integrate the acquired businesses’ operations, including employees, and realize anticipated synergies and cost savings and the potential impact of the consummation of the acquisitions on relationships, including with employees, suppliers, customers, competitors and creditors. Factors that could materially impact such forward-looking statements include, but are not limited to: the global macroeconomic uncertainty related to the Russia-Ukraine war and related economic sanctions; the conflict in the Israel-Gaza region and related hostilities in the Middle East, including heightened tensions with Iran; the ability to source certain raw materials and other critical components or manufactured products globally on a timely basis from economically advantaged sources, including any delays and/or supply chain disruptions due to increased hostilities in the Middle East; actions by the members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries, “OPEC+”) with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations, which may be exacerbated by the recent Middle East conflicts; the severity and duration of world health events, and any resulting impact on commodity prices and supply and demand considerations; the impact of central bank policy actions, such as sustained, elevated  interest rates in response to, among other things, high rates of inflation, and disruptions in the bank and capital markets; the degree to which consolidation among our customers may affect spending on U.S. drilling and completions activity; changing U.S. and foreign trade policies, including increased trade restrictions or tariffs, the impact of changes in diplomatic and trade relations, and the results of countermeasures and any tariff mitigation initiatives; the level of capital spending and access to capital markets by oil and gas companies, trends and volatility in oil and gas prices, and our ability to manage through such volatility; the impact of current and future laws, rulings and governmental regulations, including those related to hydraulic fracturing, accessing water, disposing of wastewater, transferring produced water, interstate freshwater transfer, chemicals, carbon pricing, pipeline construction, taxation or emissions, leasing, permitting or drilling on federal lands and various other environmental matters; the impact of regulatory and related policy actions by federal, state and/or local governments, such as the Inflation Reduction Act of 2022,  that may negatively impact the future production of oil and gas in the U.S., thereby reducing demand for our services; the impact of advances or changes in well-completion technologies or practices that result in reduced demand for our services, either on a volumetric or time basis; changes in global political or economic conditions, generally, and in the markets we serve, including the rate of inflation and potential economic recession; and other factors discussed or referenced in the “Risk Factors” section of our most recent Annual Report on Form 10-K and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share data)

	Three months ended,			Six months ended June 30,
	June 30, 2025	March 31, 2025	June 30, 2024	2025	2024
Revenue
Water Infrastructure	$80,855	$72,391	$68,564	$153,246	$132,072
Water Services	215,660	225,648	230,008	441,308	458,315
Chemical Technologies	67,700	76,345	66,559	144,045	141,292
Total revenue	364,215	374,384	365,131	738,599	731,679
Costs of revenue
Water Infrastructure	36,211	33,493	33,581	69,704	67,273
Water Services	173,312	181,718	178,308	355,030	359,840
Chemical Technologies	55,885	64,728	55,641	120,613	117,396
Depreciation, amortization and accretion	41,054	38,675	37,445	79,729	74,337
Total costs of revenue	306,462	318,614	304,975	625,076	618,846
Gross profit	57,753	55,770	60,156	113,523	112,833
Operating expenses
Selling, general and administrative	38,935	37,432	38,981	76,367	82,961
Depreciation and amortization	1,918	925	748	2,843	2,006
Impairments and abandonments	1,477	1,148	46	2,625	91
Lease abandonment costs	(2)	724	17	722	406
Total operating expenses	42,328	40,229	39,792	82,557	85,464
Income from operations	15,425	15,541	20,364	30,966	27,369
Other income (expense)
Gain on sales of property and equipment and divestitures, net	6,503	1,365	382	7,868	707
Interest expense, net	(5,645)	(4,876)	(2,026)	(10,521)	(3,298)
Other	92	329	42	421	(240)
Income before income tax expense and equity in (losses) earnings of unconsolidated entities	16,375	12,359	18,762	28,734	24,538
Income tax expense	(4,521)	(2,894)	(3,959)	(7,415)	(5,411)
Equity in (losses) earnings of unconsolidated entities	(183)	95	96	(88)	(353)
Net income	11,671	9,560	14,899	21,231	18,774
Less: net income attributable to noncontrolling interests	(1,024)	(1,321)	(2,031)	(2,345)	(2,281)
Net income attributable to Select Water Solutions, Inc.	$10,647	$8,239	$12,868	$18,886	$16,493

Net income per share attributable to common stockholders:
Class A—Basic	$0.10	$0.08	$0.13	$0.19	$0.17
Class B—Basic	$—	$—	$—	$—	$—

Net income per share attributable to common stockholders:
Class A—Diluted	$0.10	$0.08	$0.13	$0.18	$0.16
Class B—Diluted	$—	$—	$—	$—	$—

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

	June 30, 2025	March 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$51,186	$27,892	$19,978
Accounts receivable trade, net of allowance for credit losses	309,211	338,129	281,569
Accounts receivable, related parties	96	194	150
Inventories	41,680	40,795	38,447
Prepaid expenses and other current assets	37,252	50,840	45,354
Total current assets	439,425	457,850	385,498
Property and equipment	1,467,442	1,471,791	1,405,486
Accumulated depreciation	(672,698)	(704,300)	(679,832)
Property and equipment held-for-sale, net	5,663	—	—
Total property and equipment, net	800,407	767,491	725,654
Right-of-use assets, net	31,053	33,511	36,851
Goodwill	18,215	18,215	18,215
Other intangible assets, net	114,959	119,337	123,715
Deferred tax assets, net	39,407	43,851	46,339
Investments in unconsolidated entities	83,272	83,501	11,347
Other long-term assets	19,751	21,455	18,663
Total assets	$1,546,489	$1,545,211	$1,366,282
Liabilities and Equity
Current liabilities
Accounts payable	$47,663	$44,996	$39,189
Accrued accounts payable	73,984	111,144	76,196
Accounts payable and accrued expenses, related parties	5,566	5,904	4,378
Accrued salaries and benefits	24,541	15,345	29,937
Accrued insurance	16,231	21,698	24,685
Sales tax payable	2,046	2,139	2,110
Current portion of tax receivable agreements liabilities	17	17	93
Accrued expenses and other current liabilities	32,997	32,338	40,137
Current operating lease liabilities	15,368	15,814	16,439
Current portion of finance lease obligations	644	490	211
Total current liabilities	219,057	249,885	233,375
Long-term tax receivable agreements liabilities	38,409	38,409	38,409
Long-term operating lease liabilities	25,007	27,952	31,092
Long-term debt, net of deferred debt issuance costs	270,837	245,888	85,000
Other long-term liabilities	70,060	66,128	62,872
Total liabilities	623,370	628,262	450,748
Commitments and contingencies
Class A common stock, $0.01 par value	1,042	1,039	1,031
Class B common stock, $0.01 par value	162	162	162
Additional paid-in capital	985,337	989,785	998,474
Accumulated deficit	(187,261)	(197,908)	(206,147)
Total stockholders’ equity	799,280	793,078	793,520
Noncontrolling interests	123,839	123,871	122,014
Total equity	923,119	916,949	915,534
Total liabilities and equity	$1,546,489	$1,545,211	$1,366,282

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three months ended			Six months ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Cash flows from operating activities
Net income	$11,671	$9,560	$14,899	$21,231	$18,774
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation, amortization and accretion	42,972	39,600	38,193	82,572	76,343
Deferred tax expense	4,472	2,486	3,792	6,958	4,921
(Gain) loss on disposal of property and equipment and divestitures	(6,503)	(1,365)	(382)	(7,868)	(707)
Equity in losses (earnings) of unconsolidated entities	183	(95)	(96)	88	353
Bad debt expense	708	514	731	1,222	1,327
Amortization of debt issuance costs	405	998	122	1,403	244
Inventory adjustments	60	(40)	(400)	20	(433)
Equity-based compensation	3,198	3,481	6,201	6,679	12,560
Impairments and abandonments	1,477	1,148	46	2,625	91
Other operating items, net	666	487	655	1,153	967
Changes in operating assets and liabilities
Accounts receivable	28,308	(57,117)	31,298	(28,809)	31,426
Prepaid expenses and other assets	12,789	(8,666)	1,222	4,123	(958)
Accounts payable and accrued liabilities	(17,820)	3,948	(13,167)	(13,872)	(29,665)
Net cash provided by (used in) operating activities	82,586	(5,061)	83,114	77,525	115,243
Cash flows from investing activities
Purchase of property and equipment	(79,406)	(48,427)	(49,113)	(127,833)	(82,876)
Purchase of equity-method investments	—	(72,059)	—	(72,059)	—
Acquisitions, net of cash received	(3,225)	(13,980)	(41,477)	(17,205)	(149,788)
Proceeds received from sales of property and equipment	7,659	1,944	3,379	9,603	8,545
Net cash used in investing activities	(74,972)	(132,522)	(87,211)	(207,494)	(224,119)
Cash flows from financing activities
Borrowings from revolving line of credit	25,000	40,000	52,500	65,000	142,500
Payments on revolving line of credit	—	(125,000)	(37,500)	(125,000)	(52,500)
Borrowings from long-term debt	—	250,000	—	250,000	—
Payments of finance lease obligations	(224)	(89)	(48)	(313)	(144)
Payments of debt issuance costs	(515)	(7,352)	—	(7,867)
Dividends and distributions paid	(8,306)	(8,567)	(7,034)	(16,873)	(14,521)
Payments under tax receivable agreements	—	(77)	—	(77)	—
Contributions from noncontrolling interests	—	2,875	—	2,875	—
Repurchase of common stock	(286)	(6,291)	(156)	(6,577)	(7,152)
Net cash provided by financing activities	15,669	145,499	7,762	161,168	68,213
Effect of exchange rate changes on cash	11	(2)	(1)	9	(3)
Net increase (decrease) in cash and cash equivalents	23,294	7,914	3,664	31,208	(40,666)
Cash and cash equivalents, beginning of period	27,892	19,978	12,753	19,978	57,083
Cash and cash equivalents, end of period	$51,186	$27,892	$16,417	$51,186	$16,417

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation, amortization and accretion (“D&A”), gross margin before D&A and free cash flow are not financial measures presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation, amortization and accretion. We define Adjusted EBITDA as EBITDA plus any impairment and abandonment charges or asset write-offs pursuant to GAAP, plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains), plus/(minus) losses/(gains) on unconsolidated entities and plus tax receivable agreements expense. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. We define free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment, plus proceeds received from sale of property and equipment. EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation,  amortization and accretion) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit and gross margin are the GAAP measures most directly comparable to gross profit before D&A and gross margin before D&A, respectively. Net cash provided by (used in) operating activities is the GAAP measure most directly comparable to free cash flow. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A or free cash flow in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

For forward-looking non-GAAP measures, the Company is unable to provide a reconciliation of the forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measure as the information necessary for a quantitative reconciliation, including potential acquisition-related transaction and rebranding costs as well as the purchase price accounting allocation of the recent acquisitions and the resulting impacts to depreciation, amortization and accretion expense, among other items is not available to the Company without unreasonable efforts due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy at this time.

The following table presents a reconciliation of free cash flow to net cash provided by operating activities, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended
	June 30, 2025	March 31, 2025	June 30, 2024
	(unaudited) (in thousands)
Net cash provided by (used in) operating activities	$82,586	$(5,061)	$83,114
Purchase of property and equipment	(79,406)	(48,427)	(49,113)
Proceeds received from sale of property and equipment	7,659	1,944	3,379
Free cash flow	$10,839	$(51,544)	$37,380

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
	June 30, 2025	March 31, 2025	June 30, 2024
	(unaudited) (in thousands)
Net income	$11,671	$9,560	$14,899
Interest expense, net	5,645	4,876	2,026
Income tax expense	4,521	2,894	3,959
Depreciation, amortization and accretion	42,972	39,600	38,193
EBITDA	64,809	56,930	59,077
Impairments and abandonments	1,477	1,148	46
Non-cash loss on sale of assets or subsidiaries	264	173	1,432
Non-cash compensation expenses	3,198	3,481	6,201
Transaction and rebranding costs	2,018	1,183	2,866
Lease abandonment costs	(2)	724	17
Other non-recurring charges	667	487	104
Equity in losses (earnings) of unconsolidated entities	183	(95)	(96)
Adjusted EBITDA	$72,614	$64,031	$69,647

The following table presents a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
	June 30, 2025	March 31, 2025	June 30, 2024
	(unaudited) (in thousands)
Gross profit by segment
Water Infrastructure	$22,392	$19,101	$20,354
Water Services	25,259	26,765	30,688
Chemical technologies	10,102	9,904	9,114
As reported gross profit	57,753	55,770	60,156

Plus D&A
Water Infrastructure	22,252	19,797	14,629
Water Services	17,089	17,165	21,012
Chemical technologies	1,713	1,713	1,804
Total D&A	41,054	38,675	37,445

Gross profit before D&A	$98,807	$94,445	$97,601

Gross profit before D&A by segment
Water Infrastructure	44,644	38,898	34,983
Water Services	42,348	43,930	51,700
Chemical technologies	11,815	11,617	10,918
Total gross profit before D&A	$98,807	$94,445	$97,601

Gross margin before D&A by segment
Water Infrastructure	55.2%	53.7%	51.0%
Water Services	19.6%	19.5%	22.5%
Chemical technologies	17.5%	15.2%	16.4%
Total gross margin before D&A	27.1%	25.2%	26.7%